UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GULF ISLAND FABRICATION, INC.
(Name of Registrant as Specified In Its Charter)
(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)
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GULF ISLAND FABRICATION, INC.
16225 PARK TEN PLACE
SUITE 280
HOUSTON, TEXAS 77084
________________________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 26, 2017
________________________________________________________________

TO THE SHAREHOLDERS OF GULF ISLAND FABRICATION, INC.:

The 2017 Annual Meeting of Shareholders of Gulf Island Fabrication, Inc. (the “Company”) will be held at 10:00 a.m., central time, on Wednesday, April 26, 2017, at the corporate office of Gulf Island Fabrication, Inc. located at 16225 Park Ten Place, Suite 280, Houston, Texas, 77084 for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect three Class II director nominees;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To approve, on an advisory basis, the frequency of future advisory votes on the compensation of the Company’s named executive officers; and

4.	To ratify the appointment of the Company’s independent registered public accounting firm.

The Board of Directors has fixed the close of business on March 10, 2017 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and all adjournments thereof.

Your vote is important regardless of the number of shares of the Company’s common stock you own. Whether or not you plan to attend the annual meeting, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed stamped envelope. Furnishing the enclosed proxy will not prevent you from voting in person at the annual meeting should you wish to do so. To obtain directions to attend the annual meeting and vote in person, please contact David S. Schorlemer at (713) 714-6100.
By Order of the Board of Directors

Allen E. Frederic, III
Secretary
Houston, Texas
March 13, 2017
IMPORTANT NOTICE REGARDING THE AVAILABILITY
OF THE PROXY MATERIALS FOR THE SHAREHOLDER
MEETING TO BE HELD ON APRIL 26, 2017.

This proxy statement and the 2016 annual report are available at www.gulfisland.com/eproxy

GULF ISLAND FABRICATION, INC.
16225 PARK TEN PLACE
SUITE 280
HOUSTON, TEXAS 77084

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 26, 2017

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q: Why am I receiving this proxy statement?

A: Our Board of Directors (our “Board”) is soliciting your proxy to vote at the 2017 Annual Meeting of Shareholders and at any adjournment thereof because you owned shares of our common stock at the close of business on March 10, 2017, the record date for determining shareholders entitled to vote at the annual meeting. The proxy statement, along with a proxy card or a voting instruction card, and our 2016 Annual Report are being mailed to shareholders on or about March 21, 2017. We have also made these materials available to you on the Internet. This proxy statement summarizes the information you need to know to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares of our common stock.

Q: When and where will the annual meeting be held?

A: The annual meeting will be held at 10:00 a.m., central time, on Wednesday, April 26, 2017, at the corporate office of
Gulf Island Fabrication, Inc. located at 16225 Park Ten Place, Suite 280, Houston, Texas, 77084.

Q: Who is soliciting my proxy?

A: Our Board, on behalf of Gulf Island Fabrication, Inc. (the "Company"), is soliciting your proxy to vote your shares of our common stock on all matters scheduled to come before the 2017 Annual Meeting of Shareholders, whether or not you attend in person. By completing and returning the proxy card or voting instruction card, you are authorizing the proxy holder to vote your shares of our common stock at our annual meeting as you have instructed.

Q: On what matters will I be voting? How does the Board of Directors recommend that I cast my vote?

A: At the annual meeting, our shareholders will be asked to elect the three Class II director nominees named in this proxy statement, approve, on an advisory basis, the compensation of our named executive officers (the “say-on-pay proposal”), approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers, ratify the appointment of our independent registered public accounting firm, and consider any other matter that properly comes before the annual meeting.

Our Board unanimously recommends that you vote:

•	FOR the election of the three Class II director nominees;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	In favor of holding an advisory vote on the compensation of our named executive officers EVERY ONE YEAR; and

•	FOR the ratification of the appointment of our independent registered public accounting firm.

Q: How many votes may I cast?

A: You may cast one vote for every share of our common stock that you owned on March 10, 2017, the record date for the annual meeting.

Q: How many shares are eligible to be voted?

A: As of the record date, we had 14,850,154 shares of our common stock outstanding, each of which is entitled to one vote.

Q: How many shares must be present to hold the annual meeting?

A: Under Louisiana law and our By-laws, the presence, in person or by proxy, of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the annual meeting. As of the record date, 7,425,078 shares constitute a majority of our outstanding stock entitled to vote at the annual meeting. The inspector of elections will determine whether a quorum is present at the annual meeting. If you are a beneficial owner (as defined below) of shares of our common stock and you do not instruct your broker, bank, or other nominee how to vote your shares on any of the proposals, and your broker, bank or other nominee submits a proxy with respect to your shares on a matter with respect to which discretionary voting is permitted, your shares of our common stock will be counted as present at the annual meeting for purposes of determining whether a quorum exists. In addition, if you are a shareholder of record present at the annual meeting in person or by proxy, your shares of our common stock will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not you abstain from voting on any or all of the proposals.

Q: What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A: If your shares of our common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the “shareholder of record.” The proxy materials have been mailed to such shareholders of record by us.

If your shares of our common stock are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to such beneficial owners by the organization that holds your shares of our common stock, which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to instruct your broker, bank or other nominee how to vote your shares by completing and returning the voting instruction card included in their mailing or by following the voting instructions you received from your broker, bank or other nominee.

Q: What happens if I don’t vote for a proposal? What is discretionary voting? What is a broker non-vote?

A: If you properly complete, sign, date and return a proxy or voting instruction card, your shares will be voted as you specify.

Shareholders of Record

If you are a shareholder of record and you sign and return your proxy card without giving specific voting instructions on some or all of the proposals, then the proxy holders will vote your shares of our common stock in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any unanticipated matter not included in this proxy statement that is properly presented for a vote at the annual meeting, subject to applicable SEC rules.

Beneficial Owners of the Shares Held in Street Name

If you are a beneficial owner of shares held in street name and do not provide specific voting instructions to the broker, bank or other nominee that holds your shares of our common stock, the organization that holds your shares of our common stock has discretion to vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, such organization will inform the inspector of elections that it does not have the authority to vote on this matter with respect to your shares of our common stock. This is generally referred to as a “broker non-vote.”

Q: Which proposals are considered “routine” and which are considered “non-routine”?

A: The proposal relating to the ratification of the appointment of our independent registered public accounting firm is the only routine matter being considered at the annual meeting. The proposal relating to the election of three Class II director nominees, the say-on-pay proposal and the proposal relating to the frequency of future advisory votes on the compensation of our named executive officers are non-routine matters. A broker, bank or other nominee cannot vote without instruction on non-routine matters, in which case there would be broker non-votes on such proposals. Shares subject to broker non-votes will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of such non-routine matters to be presented at the annual meeting; however, such shares will be considered present at the annual meeting for purposes of determining the existence of a quorum.

Q: What vote is required to approve each item?

A: The election of three Class II director nominees will be decided by plurality vote, that is, the three nominees receiving the highest number of affirmative votes will be elected. Although the vote is non-binding, our Board will consider the frequency of an advisory vote on the compensation of our named executive officers receiving the highest number of affirmative votes. The say-on-pay proposal and the ratification of the appointment of our independent registered public accounting firm will be decided by a majority of votes actually cast. Similar to the frequency vote, the say-on-pay proposal vote is non-binding; however, our Board will consider the outcome of the advisory vote when establishing our compensation philosophy and in making future compensation decisions. All other matters properly brought before the annual meeting for a vote of shareholders will be decided by a majority of the votes actually cast.

Abstentions and broker non-votes will have no effect on the voting calculations for any of the proposals.

Q: How do I vote?

A: You may submit your proxy and/or voting instructions for your shares of our common stock by using any of the following methods:

•	Proxy card or voting instruction card: Be sure to complete, sign and date your proxy card or voting instruction card and return it in the prepaid envelope provided.

•
By telephone or Internet: Shareholders of record cannot vote by telephone or Internet. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other nominee.

•
In person at the annual meeting: All shareholders may vote in person at the annual meeting. You may also be represented by another person at the annual meeting by executing a proper proxy designating that person as your representative. If you are a beneficial owner of shares of our common stock, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot when you vote at the annual meeting.

Q: Can I revoke or change my voting instructions after I deliver my proxy?

A: Yes. Your proxy may be revoked or changed at any time before it is exercised by filing with our Secretary an instrument revoking it or a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person. Your attendance alone at the annual meeting will not be enough to revoke your proxy.

Q: Who pays for soliciting proxies?

A: We pay all expenses incurred in connection with the solicitation of proxies for the annual meeting. We will also request banks, brokers and other nominees holding shares of our common stock beneficially owned by others to send these proxy materials and our 2016 Annual Report to, and obtain voting instructions from, the beneficial owners and will reimburse such shareholders of record for related reasonable expenses. Solicitation of proxies by mail may be supplemented by telephone, email and other electronic means, advertisements and personal solicitation by our directors, officers and employees. No additional compensation will be paid to directors, officers or employees for such solicitation efforts.

Q: Could other matters be decided at the annual meeting?

A: Our Board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the annual meeting. In addition, the time has passed for any shareholder to properly bring a matter before the annual meeting. The enclosed proxy will, however, confer discretionary authority with respect to any anticipated matter not included in this proxy statement that may properly come before the annual meeting or any adjournment thereof, subject to applicable SEC rules. It is the intention of the person(s) named in the enclosed proxy to vote any shares of our common stock for which he has a proxy to vote at the annual meeting in accordance with his best judgment on any such matter.

Q: What happens if the annual meeting is postponed or adjourned?

A: Unless a new record date is fixed, your proxy will be valid and may be voted at the annual meeting, whether postponed or adjourned. You will still be able to change or revoke your proxy until the annual meeting is held.

Q: I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A: Some banks, brokers and other nominees are “householding” our proxy materials for their customers. This means that only one copy of our proxy materials may have been sent to multiple shareholders in your household. Currently, we do not deliver our proxy materials through householding for shareholders of record. However, we will promptly deliver a separate copy of any of our proxy materials and the 2016 Annual Report to you if you call us at (713) 714-6100 or write to us at: Gulf Island Fabrication, Inc., 16225 Park Ten Place, Suite 280, Houston, Texas, 77084.

If you would like to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you may either contact your bank, broker, or other nominee or the Company at the above address and telephone number.

Our Board of Directors and Its Committees

Our Board currently consists of nine members. Our Board met seven times during 2016. Our Board has established three standing committees: the Corporate Governance and Nominating Committee, the Audit Committee and the Compensation Committee. Each committee operates under a written charter adopted by our Board, and such charters, together with our Corporate Governance Guidelines, are available on our corporate governance page at www.gulfisland.com under "Investors." Printed versions of these materials are available, free of charge, to any shareholder who requests them from the Corporate Secretary. The composition of each committee is reviewed annually by our Board of Directors. During 2016, each of our incumbent directors attended at least 75% of the aggregate of the total number of meetings of our Board and the total number of meetings held by all committees of our Board on which he served during the periods of his Board membership and committee service.

Board Leadership Structure

John P. (Jack) Laborde serves as Chairman of our Board and Kirk J. Meche serves as President and Chief Executive Officer. Our Board determined that separation of these roles would maximize management’s efficiency by allowing the Chief Executive Officer to focus on our day-to-day business and the Chairman of our Board to lead the Board of Directors in its fundamental role of providing guidance to and oversight of management. Our By-laws and corporate governance guidelines require the Chairman of the Board and Chief Executive Officer positions to be separate. Our Board periodically reviews the leadership structure and may make such changes in the future as it deems appropriate.

Our Board believes that the independent directors provided effective oversight of management. Moreover, in addition to feedback provided during the course of meetings of our Board, the independent directors are given the opportunity to meet in executive session after each regular meeting of our Board or more frequently, as needed. During 2016, Mr. Laborde served as Chairman for all of the executive sessions of independent directors and acted as the liaison between the independent directors and the Chief Executive Officer. Our three standing committees are composed entirely of independent directors and have the power and authority to engage legal, financial and other advisors as they may deem necessary, without consulting or obtaining the approval of the full Board or management.

Board Composition

The following table notes our committee structure and membership (X - Member; C - Chairperson; FE - Financial Expert):

Director	Corporate Governance and Nominating Committee	Audit Committee	Compensation Committee
John P. (Jack) Laborde	X	X	X
Kirk J. Meche
Murray W. Burns	X		X
William E. Chiles			C
Michael A. Flick	C	X	X
Gregory J. Cotter		C
Christopher M. Harding		X
Jerry D. Dumas, Sr.			X
Michael J. Keeffe		FE

Board’s Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic, environmental and regulatory risks, as well as risks associated with the impact of competition and weather conditions. Management is responsible for the day-to-day management of risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as intended.

The Board conducts certain risk oversight activities through its committees, which oversee specific areas and provide reports to the full Board regarding such committee’s considerations and actions. The Audit Committee reviews and considers financial, accounting, internal controls and regulatory compliance risks, including those that could arise from our accounting and financial reporting processes. The Audit Committee also reviews and monitors risks through various reports presented by our internal auditors and our independent registered public accounting firm (external auditors). The Compensation Committee reviews and considers risks related to our compensation policies, including incentive plans, to determine whether those plans subject the Company to material risks. Senior management attends the quarterly meetings of our Board and is available to address any questions or concerns raised by our Board on risk management topics and any other matters.

Board Independence

Our Board determined that all of our directors who served during 2016 are “independent” as such term is defined in The NASDAQ Stock Market LLC (“NASDAQ”) listing standards, except for Mr. Meche. In making this determination, our Board evaluated responses to a questionnaire completed by each director regarding relationships and possible conflicts of interest between each director, the Company and management. In its review of director independence, our Board considered all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the Company or management.

Board Tenure Guidelines
Our Corporate Governance Guidelines contain the following guidelines governing a director’s tenure:

•	Employee directors will resign from the Board when they retire, resign or otherwise cease to be employed by the Company.

•
A non-employee director who retires or changes his or her principal job responsibilities will offer to resign from the Board. The Corporate Governance and Nominating Committee will assess the situation and recommend to the full Board whether to accept the resignation.

•
A non-employee director who joins or resigns from the board of another public company, or otherwise changes roles or committees on such board of directors, is not required to offer to resign from our Board, but any such director must notify and consult with our Chairman of the Board prior to joining another public company’s board of directors or audit committee thereof.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of the following three directors: Michael A. Flick (Chairman), Murray W. Burns and John P. (Jack) Laborde. Each of these directors is “independent” as such term is defined in the NASDAQ listing standards. The Corporate Governance and Nominating Committee met four times during 2016. In 2016, the Corporate Governance and Nominating Committee recommended, and our Board of Directors approved, Corporate Governance Guidelines that, among other things, (i) provide guidance on the role of the Board of Directors and responsibilities of the Board and committee members, (ii) outline director independence standards, our conflict of interest policy and criteria for selection of Board nominees and (iii) establish an anti-hedging policy as well as director and executive officer stock ownership guidelines.

Under our anti-hedging policy, directors and executive officers are prohibited from (i) holding any Company stock in a margin account or engaging in any transaction that would have the effect of hedging the economic risk of ownership of their Company stock, or (ii) pledging Company stock as collateral for a loan or for any other purpose without the prior express written consent of the Chairman of the Board.

Our Corporate Governance Guidelines also contain director and executive officer stock ownership guidelines that generally require (i) directors to hold at least 5,000 shares of the Company’s stock, including unvested restricted stock or restricted stock units, within five years of election to our Board for the duration of their remaining tenure as a director of the Company, and (ii) executive officers to hold stock, including fifty percent of any unvested restricted stock or restricted stock units granted to them, in an amount equal to 2.0 times base salary in the case of the chief executive officer and 1.25 times base salary in the case of all other executive officers by the later of April 30, 2021 or five years from joining the Company.

The Corporate Governance and Nominating Committee will regularly assess the appropriate size of our Board, and whether any vacancies on our Board are expected due to retirement or otherwise and whether such vacancies should be filled. In the event that any vacancies are anticipated, or otherwise arise, the Corporate Governance and Nominating Committee will consider various potential candidates for director who may come to the attention of our Board through current members of our Board, professional search firms, shareholders or other persons. Each candidate brought to the attention of the Corporate Governance and Nominating Committee is considered on the basis of the criteria set forth below.

In evaluating the suitability of nominees for membership on our Board, the Corporate Governance and Nominating Committee considers many factors, including accounting and financial expertise, capital markets and banking experience, energy and energy service industry experience and expertise, senior corporate executive experience, industrial construction and fabrication management experience, legal and regulatory compliance expertise, marine industry experience, other public company board experience and diversity. The Corporate Governance and Nominating Committee evaluates each individual in the context of our Board as a whole, with the objective of nominating persons for election to our Board who can best perpetuate the success of our business, be an effective director in conjunction with our full Board and represent shareholder interests through the exercise of sound judgment. Each candidate brought to the attention of the Corporate Governance and Nominating Committee, regardless of who recommended such candidate will be considered on the basis of the criteria set forth above.

The Corporate Governance and Nominating Committee and the Board of Directors believe the above mentioned attributes, along with the leadership skills and other experience of its Board of Directors described below, provide the Company with the perspectives and judgment necessary to guide the Company’s strategies and monitor their execution.

The following table notes the breadth and variety of business experience that each of our directors brings to the Company.

Director	CEO or other Senior Exec. Experience	Energy or Energy Service Experience	Marine Experience	Industrial Construction Fabrication Experience	Accounting Financial Experience	Other Public Co. Board Experience	Capital Markets Banking Experience	Legal & Regulatory Compliance Experience
John P. (Jack) Laborde	X	X	X	X	X	X		X
Kirk J. Meche	X	X	X	X	X
Murray W. Burns	X	X	X	X
William E. Chiles	X	X	X	X	X	X	X	X
Michael A. Flick	X	X	X		X	X	X	X
Gregory J. Cotter	X				X	X	X	X
Christopher M. Harding	X	X	X	X	X			X
Jerry D. Dumas, Sr.	X	X			X	X	X
Michael J. Keeffe		X	X	X	X	X	X	X

Our Board has decided that nominations of directors and related matters will be voted upon by all of the independent directors while meeting in executive session. In this manner, should the proposed slate of directors be elected, all but one of the current directors will have been involved in the nominations process.

Audit Committee

The Audit Committee currently consists of the following five directors: Gregory J. Cotter (Chairman), Michael J. Keeffe (Financial Expert), Michael A. Flick, Christopher M. Harding and John P. (Jack) Laborde. Each of these directors is “independent” as such term is defined in the NASDAQ listing standards, including standards specifically governing audit committee members, and also satisfies the additional requirements applicable to an audit committee member under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”). Our Board has determined that Mr. Keeffe is an “audit committee financial expert” as such term is defined within the applicable rules of the Securities and Exchange Commission (“SEC”).

The Audit Committee met six times during 2016. The Audit Committee’s primary function is to assist our Board in fulfilling its oversight responsibilities by monitoring (i) the quality and integrity of the accounting, auditing, disclosure controls and procedures, internal control over financial reporting and financial reporting practices of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s independent auditors and (iv) the compliance by the Company with legal and regulatory requirements.

Compensation Committee

The Compensation Committee currently consists of the following five directors: William E. Chiles (Chairman), Murray W. Burns, Jerry D. Dumas, Sr., Michael A. Flick and John P. (Jack) Laborde. Each of these directors is “independent” as such term is defined in the NASDAQ listing standards, including standards specifically governing compensation committee members, is a “non-employee director” as defined under Rule16b-3 under the Exchange Act, and is an “outside director” as defined under Section 162(m) of the Internal Revenue Code and related regulations. The Compensation Committee met five times during 2016. The Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s officers and administer the Company’s cash-based and equity-based incentive compensation plans. The Compensation Committee has overall responsibility for approving, evaluating and recommending to the Board all compensation plans of the Company and to administer and interpret such plans.

The Compensation Committee also annually reviews and approves corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer and other executive officers and evaluates these employees’ performance in light of these goals and objectives and recommends to the Board the overall compensation of such individuals based on this evaluation. In making this evaluation, the Compensation Committee considers, among other things, the Company’s performance and relative shareholder returns, the value of similar incentive awards to key employees of similar companies and the awards given to such individuals in past years.

The Compensation Committee seeks the input of our Chief Executive Officer in connection with performance evaluations and compensation decisions for our other executive officers; however, our Chief Executive Officer is not present when the Compensation Committee meets to evaluate his performance nor when our Board determines his compensation.

The terms of our stock incentive plans permit the Compensation Committee to delegate to appropriate personnel its authority to make awards to employees other than those subject to Section 16 of the Exchange Act. However, the Compensation Committee has not delegated this authority to date.

Consideration of Shareholder Recommended Director Nominees

As set forth in our Corporate Governance Guidelines, our Board will consider director candidates recommended by our shareholders for nomination for election to our Board. Any shareholder may suggest a nominee by sending the following information to our Board: (i) the proposing shareholder’s name, address and telephone number, (ii) the number of shares of our common stock beneficially owned by the proposing shareholder and the suggested nominee, (iii) the suggested nominee’s name, age, business and residential addresses and telephone number, (iv) a statement whether the suggested nominee knows that his or her name is being suggested by the proposing shareholder, and whether he or she has consented to being suggested and is willing to serve, (v) the suggested nominee’s resume or other description of his or her background and experience and (vi) the proposing shareholder’s reasons for suggesting that the individual be considered. The information should be sent to the Corporate Governance and Nominating Committee of our Board addressed as follows: Chairman - Corporate Governance and Nominating Committee of Gulf Island Fabrication, Inc., 16225 Park Ten Place, Suite 280, Houston, Texas, 77084.

Our Amended and Restated Articles of Incorporation also permit shareholders to directly nominate directors for election at an annual shareholder meeting. In general, to be timely, a shareholder’s notice must be received by our Secretary at our principal executive office no less than 45 days or more than 90 days prior to the shareholder meeting. The notice must be in writing and must include certain specified information about the nominee and the shareholder making the nomination.

Communications with our Board

Any shareholder may communicate with our Board (or with any individual director) by sending a letter by mail addressed to the Chairman of the Board of Directors of Gulf Island Fabrication, Inc., 16225 Park Ten Place, Suite 280, Houston, Texas, 77084. The Chairman of our Board will forward the shareholder’s communication directly to the appropriate director or directors.

Our Board has adopted a policy that recommends that all directors personally attend each annual and special meeting of our shareholders. At the last annual meeting of shareholders held on May 18, 2016, all nine of the members of our Board were in attendance.

Ethics and Business Conduct Policies

We have adopted a Code of Ethics for our Chief Executive Officer and senior financial officers and a Code of Business Conduct and Ethics, which applies to all employees and directors, including our Chief Executive Officer and senior financial officers. These codes are posted on our corporate governance page at www.gulfisland.com under "Investors." Any substantive amendments to the Code of Ethics or any waivers granted under the Code of Ethics will be disclosed within four business days of such event on our website.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of copies of such reports and written representations from our officers and directors that no other reports were required for those persons, we believe that all of our officers, directors and greater than 10% shareholders timely complied with the filing requirements applicable to such persons for the fiscal year ended December 31, 2016 except that Kirk J. Meche and Jeffrey M. Favret each inadvertently failed to file on a timely basis in Form 4 for one transaction.

Compensation Committee Interlocks and Insider Participation

During 2016, none of Messrs. William E. Chiles, John P. (Jack) Laborde, Jerry D. Dumas, Sr., Michael A. Flick and Murray W. Burns, who comprised the Compensation Committee, were officers or employees of the Company or any of its subsidiaries or had any relationships requiring disclosure in this proxy statement under “Certain Transactions,” and none of our executive officers served as a member of the compensation committee of another entity or as a director of another entity, one of whose executive officers served on the Compensation Committee or our Board. No member of the Compensation Committee is a former officer of the Company.

Certain Transactions

In accordance with the provisions of our Audit Committee Charter, any transaction which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC, with respect to a director or executive officer, must be reviewed and approved, or ratified, annually by the Audit Committee of our Board. Any such related party transaction will only be approved or ratified if the Audit Committee determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the Company, or otherwise create a conflict of interest that would be detrimental to the Company.

No reportable related-party transactions have taken place since January 1, 2016, and none are currently proposed.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Amended and Restated Articles of Incorporation provide for a Board of Directors consisting of three classes, with the number of directors to be set forth in our By-laws. Our By-laws allow for the number of directors constituting the entire Board of Directors to be a range of not less than three nor more than twelve, with the exact number of directors to be fixed by a duly adopted resolution of the Board of Directors. The size of our Board is currently set at nine directors. The term of office of the Class II directors will expire at the 2017 annual meeting, and, in accordance with the recommendations of the independent directors, our Board has nominated the three persons listed as the Class II director nominees in the table below for election to our Board for a term expiring in 2020.

Proxies cannot be voted more than one time for each of the three director nominees named in this proxy statement. In the unanticipated event that any nominee is unable to serve or for good cause will not serve as a candidate for director, the persons named in the accompanying proxy will vote your shares of our common stock for a substitute candidate nominated by our Board, unless otherwise directed.

Under our By-Laws, directors are elected by a plurality vote, with the three Class II director nominees who receive the most votes being elected. See “Questions and Answers about the Annual Meeting and Voting.”

Our Board unanimously recommends that you vote FOR the election of the three Class II director nominees named in this proxy statement.

Information about the Directors, Director Nominees and Executive Officers

The following table sets forth, as of March 13, 2017, for each director nominee, each other director of the Company whose term will continue after the annual meeting, and each of our executive officers, the age, any positions with the Company, principal occupations and employment during the past five years, any family relationships among such persons, and, if a director nominee or a director, each such person’s directorships in other public corporations during the past five years and the year that such person was first elected a director of the Company. We have also included information about each director and director nominee’s specific experience, qualifications, attributes, or skills that led the independent directors of our Board to conclude that such person should serve as one of our directors at the time we file this proxy statement, in light of our business and structure. All executive officers serve at the pleasure of our Board. Each Class II director nominee has consented to being named as a nominee in this proxy statement and to serve as a director if elected.

Name and Age	Positions with the Company, Principal Occupations, Directorships in Other Public Companies, and Family Relationships	Director Since

Nominees for Election as Continuing Class II Directors (term expires in 2020)

Gregory J. Cotter, 68
Wealth Management Consultant since 2009. Employed by Huey Wilson Interest, Inc., a business management service company, and its affiliates in various executive capacities, including Director, President, Chief Operating Officer and Chief Financial Officer from 1989 through 2008. Director, President, and Chief Operating Officer of a publicly traded multi-bank holding company from 1986 to 1988. Senior Vice-President and Chief Financial Officer of H.J. Wilson Co. Inc., a publicly traded retailer, from 1977 to May 1985.

Mr. Cotter’s extensive career in the banking and financial industries as well as his executive experience with various publicly traded companies provided him with a knowledge of financial reporting, accounting and controls as well as a knowledge of operations and make him highly qualified to lead the Audit Committee as Chairman and serve as a member of our Board.
1985

John P. (Jack) Laborde, 67
Chairman of our Board since 2013. President of Overboard Holdings, L.L.C. (Overboard), a management company engaged in oil and gas exploration and development since January 2002. President since 1997 of All Aboard Development Corporation (All Aboard), an independent oil and gas exploration and production company. All Aboard is currently being managed by Overboard. President of AVOCA, LLC since 2014. AVOCA holds land and mineral rights in South Louisiana. Employed by the Company from 1992 until 1996 in various capacities, including International Marketing Manager. Prior to 1992, he worked as an engineer for Exxon Co. USA and in various capacities for Ocean Drilling & Exploration Company and Murphy Oil Corporation. Son of Alden J. (Doc) Laborde, co-founder of the Company and former director.

Mr. Laborde’s knowledge of engineering, construction and oil and gas operations as well as his experience managing and overseeing the expansion of businesses makes him a valued member as Chairman of our Board, and as a member of the Compensation Committee, Audit Committee and Corporate Governance and Nominating Committee.
1997

Name and Age	Positions with the Company, Principal Occupations, Directorships in Other Public Companies, and Family Relationships	Director Since

Christopher M. Harding, 65
Private investor. From 2012 to 2014, Vice President of Horton Wison Deepwater, a technology development company specializing in deepwater applications. From 2009 to 2012, Executive Vice President of GL Noble Denton, an offshore consultancy & marine warranty surveyor. President of the engineering division of Technip USA from 1999 to 2004. Founder and President of Genesis Oil & Gas Consultants, a privately-owned consulting and engineering firm serving both independent and international oil and gas companies from 1988 until acquisition by Technip in 1998.

Mr. Harding’s experience in the engineering and construction industries, as well as international operations makes him highly qualified to serve on our Board and as a member of the Audit Committee.
2007

Continuing Class III Directors (term expires in 2018)

Jerry D. Dumas, Sr., 81
Private investor. Chairman of the Board, President and Chief Executive Officer from 1998 to 2009 and non-executive Chairman of the Board from 2009 to 2010 of Flotek Industries, a publicly traded global developer of chemicals and drilling equipment. Vice President of Corporate and Executive Services of Merrill Lynch from 1988 to 1998. Served in various capacities, including Group Division President of Hughes Tool Company (now Baker Hughes Incorporated), a position responsible for the offshore division and the drilling fluids and chemical group, from 1968 to 1985. Mr. Dumas served on the board of directors of Flotek Industries from 1998 to 2010.

Mr. Dumas' extensive career in the financial and oil and gas industries as well as his experience managing a publicly traded company provides him with knowledge of risk management, finance and operations and makes him a valued member of our Board and the Compensation Committee.
2011

Kirk J. Meche, 54
Chief Executive Officer of the Company since 2013. President of the Company since 2009 and Chief Operating Officer from 2009 to 2012. Executive Vice President—Operations of the Company from 2001 to 2009. President and Chief Executive Officer of Gulf Marine Fabricators, L.P., a wholly-owned fabrication subsidiary of the Company, from February 2006 to October 2006. President and Chief Executive Officer of Gulf Island, L.L.C., a wholly-owned fabrication subsidiary of the Company, from 2001 until 2006. President and Chief Executive Officer of Southport, Inc., a wholly-owned fabrication subsidiary of the Company, from 1999 to 2001. Project Manager of the Company from 1996 to 1999. Held various engineering positions for J. Ray McDermott and McDermott, Inc. from 1985 to 1996.

Mr. Meche’s experience in the energy and marine construction industries, in particular his over 20 years of experience in various leadership roles with the Company and over 30 years in the industry, provides him with knowledge of managing operations and overseeing the expansion of business and makes him highly qualified to serve as a member of our Board.
2012

Name and Age	Positions with the Company, Principal Occupations, Directorships in Other Public Companies, and Family Relationships	Director Since

Michael J. Keeffe, 65
Prior to his retirement in 2011, Mr. Keeffe was a Senior Audit Partner with Deloitte & Touche LLP. He has 35 years of public accounting experience at Deloitte & Touche directing financial statement audits of public companies, principally in the oil field service and engineering and construction industries, most with significant international operations. He also served as a risk management and quality assurance partner in the firm’s consultation network. He is a Certified Public Accountant and holds a Bachelor of Arts and a Masters of Business Administration from Tulane University. Mr. Keeffe currently serves on the Board of Ultra Petroleum Corp.

Mr. Keeffe's extensive accounting and financial expertise, particularly in our industry and related industries makes him highly qualified to serve as a member and financial expert of the Audit Committee and a member of our Board.
2014

Continuing Class I Directors (term expires in 2019)

Murray W. Burns, 71
Project management, engineering and business development consultant through MBurns Consulting since 2013. From 1980 to 2013, employed by Technip USA, Inc. and its affiliates in various executive capacities, including Vice President—Offshore Business Unit, Vice President—Topsides and Fixed Platforms, Vice President—Engineering Operations, Vice President—Engineering, President and COO (Technip Upstream Houston Inc.). From 1976 to 1980, Project Manager, Group Manager, Manager of Facilities and Supervising Engineer with Petro-Marine Engineering, Inc. Prior to 1976, he worked in various engineering capacities at Shell Oil Company.

Mr. Burns's experience in the engineering and offshore fabrication industries provides valuable insight and makes him highly qualified to serve as a member of our Board, Compensation Committee and Corporate Governance and Nominating Committee.
2014

William E. Chiles, 68
Serves as Managing Partner of Pelican Energy Partners since 2014. From July 2004 to July 2014, Mr. Chiles served as President, CEO and a director of the Bristow Group, Inc., a publicly-traded global provider of offshore aviation services to the energy industry, and search & rescue services to the UK Maritime Coast Guard Agency. Mr. Chiles retired as President and CEO of Bristow in July 2014, but continued to serve as a Senior Advisor and was CEO Emeritus through July 2016. From 2003 to 2004, he served as Executive Vice President and COO of Grey Wolf Inc., a publicly traded onshore oil and gas drilling company. From 2002 to 2003, he served as Vice President of Business Development of ENSCO International. In 1997, Mr. Chiles founded Chiles Offshore, Inc. (Chiles II) and served as President and CEO until its merger with ENSCO International Incorporated (ENSCO) in 2002. In 1992, he founded Southwestern Offshore Corporation and served as CEO and President until its acquisition by Cliffs Drilling Company (Cliffs) in 1996. From 1996 to 1997, he served as Senior Vice President-Drilling Operations for Cliffs. In 1977, he co-founded Chiles Offshore Inc. (Chiles I) and served as President and CEO until 1992. The Company was acquired by Noble Drilling in 1994. Prior to 1977, he began his career working offshore in the North Sea for Western Oceanic, Inc. and served as VP - Domestic Operations in Lafayette, Louisiana. Mr. Chiles served on the board of directors of Basic Energy Services, a publicly-traded provider of wellsite services to oil and natural gas drilling and producing companies, until December 2016.

We believe Mr. Chiles is a valuable member of the Board and qualified to serve as the Chairman of the Compensation Committee because of his broad international experience and knowledge of the oil and gas industry and our customer base, as well as his executive experience with various publicly traded companies.
2014

Name and Age	Positions with the Company, Principal Occupations, Directorships in Other Public Companies, and Family Relationships	Director Since

Michael A. Flick, 68
Retired Banking Executive. Member of the Board of Directors, Audit Committee and Corporate Governance and Nominating Committee and former Chairman of the Compensation Committee of the Bristow Group, Inc., a publicly-traded provider of industrial aviation services. From 1970 to 1998 employed by First Commerce Corporation and First National Bank of Commerce, its wholly-owned subsidiary, in various executive capacities including Chief Credit Policy Officer, Chief Financial Officer and Chief Administrative Officer.

Mr. Flick’s experience in the banking and financial services industries and his role as Chief Financial Officer provided him with the extensive knowledge of financial reporting, legal and audit compliance and risk management making him highly qualified to serve as a member of the Audit Committee, the Compensation Committee, the Chairman of the Corporate Governance and Nominating Committee and a member of our Board.
2007

Name and Age	Positions with the Company, Principal Occupations, Directorships in Other Public Companies, and Family Relationships

Current Executive Officers not Serving as Directors

David S. Schorlemer, 50
Mr. Schorlemer joined the Company on January 3, 2017 as Executive Vice President - Finance, Chief Financial Officer and Treasurer. Mr Schorlemer has over 20 years experience as a financial or other senior officer in the energy services industry. Prior to joining the Company, Mr. Schorlemer served as Chief Financial Officer of GR Energy Services Management, L.P., an energy service company delivering completion and production solutions to the United States and Latin American markets. From 2004 to 2015, Mr. Schorlemer served as Executive Vice President and Chief Financial Officer of Stallion Oilfield Holdings, Inc., an energy service company providing upstream, midstream and industrial services to its customers. Mr. Schorlemer served as Vice President - Finance and Chief Financial Officer of Q Services, Inc. from 1997 until Q Services merged with Key Energy Services, Inc. in 2002. Following the merger, Mr. Schorlemer served as Vice President - Marketing & Strategic Planning of Key Energy Services, Inc. until 2004. Mr. Schorlemer also served as Consulting Project Manager with Accenture PLC from 1991 to 1997.

Todd F. Ladd, 50
Chief Operating Officer since February 2014; Executive Vice President since February 2015. Mr. Ladd previously served as Vice President and General Manager of the Company since July 2013. Mr. Ladd has over 28 years industry experience in the offshore fabrication sector. From 2001 to 2013, Mr. Ladd served as Senior Project Manager with Paloma Energy Consultants, an offshore construction project management firm. From 1996 to 2001, Mr. Ladd served as Project Manager for Gulf Island LLC. Mr. Ladd also served as Production Engineer and Facility Engineer at McDermott Marine Construction from 1988 to 1996.

Director Compensation

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time directors dedicate in fulfilling their duties as directors, as well as the skill-level required by the Company to be an effective member of our Board. For 2016, the form and amount of director compensation was reviewed by our full Board, which includes Mr. Meche, our President and Chief Executive Officer.

Cash Compensation

For services as a director during 2016, each non-employee director, other than our Chairman, received an annual board service fee of $54,000 for his services as a director. Mr. Cotter, as Chairman of the Audit Committee, received an additional chair fee of $12,000 and Mr. Keeffe, the Audit Committee Financial Expert, received an additional financial expert fee of $12,000. Mr. Flick, as Chairman of the Corporate Governance and Nominating Committee and as Chairman of the Compensation Committee for the first four months of the year, received additional chair fees of $16,000. Mr. Chiles, Chairman of the Compensation Committee for the eight remaining months of the year, received an additional chair fee of $8,000. Mr. Laborde received an annual fee of $120,000 for serving as a director and Chairman of the Board. See also the table below detailing total compensation paid to our directors. All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our Board and its committees.

Equity-Based Compensation

Each non-employee director also received equity-based compensation under our stock incentive plans, which were approved by our shareholders. On May 18, 2016, each of our non-employee directors was granted restricted stock units ("RSUs"), which vested on November 18, 2016, six months after the date of grant. Upon vesting, each RSU entitled the non-employee director, at his sole option, to receive either (i) one share of our common stock or (ii) in lieu of a share of our common stock, up to 50% of the fair market value of the share of our common stock in cash. We expect to continue to make an annual grant of RSUs to our non-employee directors. Under our stock ownership guidelines, directors are required to own at least 5,000 shares of our common stock as of the end of fiscal 2018.

The table below summarizes compensation paid in 2016 to each person serving as a director during 2016, with the exception of Mr. Meche. Mr. Meche did not receive any compensation as a director, and his compensation as an executive of the Company is fully reflected in the 2016 Summary Compensation Table on page 27.

Name	Fees Earned or Paid in Cash (1)	Value of Stock Awards (2)	Total
Murray W. Burns	$54,000	$40,000	$94,000
William E. Chiles	62,000	40,000	102,000
Gregory J. Cotter	66,000	40,000	106,000
Jerry D. Dumas, Sr.	54,000	40,000	94,000
Michael A. Flick	70,000	40,000	110,000
Christopher M. Harding	54,000	40,000	94,000
Michael J. Keeffe	66,000	40,000	106,000
John P. Laborde	120,000	40,000	160,000
______________________________

(1)	Reflects fees earned by the directors during 2016 for their service on our Board and its committees, as applicable.

(2)
Reflects the aggregate grant date fair value of RSUs. RSUs are valued on the date of grant at the closing sale price per share of our common stock. On May 18, 2016, each of our non-employee directors was granted 6,173 RSUs, with a grant date fair value of $6.48 per RSU.

In February 2017, the Board of Directors, following the recommendation of the Compensation Committee, unanimously approved increases in (i) the annual director fee from $54,000 to $66,000, (ii) the annual fee paid to our Chairman of the Board from $120,000 to $140,000 and (iii) an increase in the value of annual director equity compensation from $40,000 to $75,000. In making this decision, the Compensation Committee did not benchmark the compensation paid by our peers and competitors, but did use data prepared by Aon Hewitt, the Committee’s independent compensation consultant for 2017, in evaluating whether director compensation levels, including cash and equity-based compensation are in line with median levels of director compensation paid by our energy and marine industry peers.

Stock Ownership

The following table sets forth, as of March 10, 2017, certain information regarding beneficial ownership of shares of our common stock by (i) each of our current directors and director nominees, (ii) each of our named executive officers, (iii) all of our director nominees and current directors and executive officers as a group, and (iv) each other shareholder known by us to be the beneficial owner of more than 5% of our outstanding common stock. Unless otherwise indicated, we believe that the shareholders listed below have sole investment and voting power with respect to their shares of our common stock based on filings with the SEC and/or information furnished to us by such shareholders.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Outstanding Common Stock (2)
Directors, Director Nominees and Named Executive Officers:
Murray W. Burns	10,473		*
William E. Chiles	10,173		*
Gregory J. Cotter	15,173		*
Jerry D. Dumas, Sr.	7,191		*
Michael A. Flick	8,217		*
Christopher M. Harding	12,173		*
Michael J. Keeffe	7,321		*
John P. Laborde (3)	20,840		*
Todd F. Ladd	123,509		*
Kirk J. Meche	260,041		1.8%
David S. Schorlemer (4)	29,963		*
All director nominees and current directors and executive officers of the Company as a group (11 persons) (5)	505,074		3.4%
Greater Than 5% Shareholders:
BlackRock, Inc. (6)	1,343,592	(7)	9.0%
Dimensional Fund Advisors LP (8)	1,062,246	(9)	7.2%
Starboard Enterprises, L.L.C. (10)	823,300	(11)	5.5%
The Vanguard Group, Inc. (12)	834,624	(13)	5.6%
___________________________________________

*	Less than 1%.

1.	Includes unvested shares of restricted stock.

2.	Based on 14,850,154 shares of our common stock outstanding as of March 10, 2017.

3.
Mr. Laborde has sole voting and dispositive power with respect to 20,840 shares of our common stock. This amount does not include Mr. Laborde’ s indirect interest in the shares of our common stock held by Starboard Enterprises, L.L.C. ("Starboard") and All Aboard Development Corporation ("All Aboard") as a result of his ownership interest in those entities. See footnote 11.

4.	Mr. Schorlemer was appointed Executive Vice President - Finance, Chief Financial Officer and Treasurer effective January 3, 2017.

5.	Includes our director nominees, current directors and executive officers as of March 10, 2017.

6.	The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10055.

7.
Based on information contained in the Schedule 13G/A filed with the SEC on January 24, 2017 by BlackRock, Inc. BlackRock has (i) sole voting power with respect to 1,306,065 shares of our common stock and (ii) sole dispositive power with respect to all of the shares reported.

8.	The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

9.
Based on information contained in the amended Schedule 13G/A filed with the SEC on February 9, 2017, all of the shares reported are owned by investment advisory clients of Dimensional Fund Advisors LP ("Dimensional Fund"). To Dimensional Fund’s knowledge, no such client has an interest relating to more than 5% of our outstanding common stock. As investment advisor, Dimensional Fund has (i) sole voting power with respect to 1,062,246 shares of our common stock and (ii) sole dispositive power with respect to 1,102,232 shares of our common stock. Dimensional Fund expressly disclaims beneficial ownership of these shares.

10.	The address of Starboard Enterprises, L.L.C. is 601 Poydras Street, Suite 1726, New Orleans, Louisiana, 70130.

11.
Mr. Alden “Doc” Laborde was a founder of the Company. As such, he had a significant ownership stake in the Company prior to its initial public offering in 1997. As reported in the original Schedule 13D, on January 2, 2002, Mr. A. Laborde organized Starboard Enterprises, L.L.C. ("Starboard") for purposes of establishing a private holding company for himself, his wife, and their five children in connection with his estate planning and in connection therewith contributed 1,524,700 shares of Company common stock to Starboard, which was the substantial majority of his ownership interest in the Company. Additionally, All Aboard Development Corporation (“All Aboard”), a privately-held independent oil and gas exploration and production company also affiliated with the Laborde family, beneficially owns 20,000 shares of the Company's common stock and The Almar Foundation (the "Foundation") beneficially owns 100,000 shares of the Company's common stock. Each of Mr. A Laborde’s five children, including our Chairman of the Board, John P. (Jack) Laborde, serves as a manager of Starboard (each, a “Manager”), a trustee of the Foundation and a director of All Aboard. On June 6, 2014, Mr. A. Laborde died and was survived by the Managers. Mr. A. Laborde’s estate (the “Estate”) now holds 14,650 shares of the Company's common stock which were owned by Mr. A. Laborde at his death, and the Managers are the co-executors of the Estate. In addition, the Estate holds a 33.93% interest in Starboard and a 49.95% equity interest in Overboard Holdings, L.L.C. (“Overboard”), the parent company of All Aboard. With respect to Starboard, each of the Managers directly owns a 0.2% interest and the remaining 65.07% interest is owned by various trusts of which the Managers are either both principal and income beneficiaries or are only income beneficiaries with their children as the principal beneficiaries. With respect to Overboard, the remaining 50.05% equity interest is owned 0.1% by Mr. John P. (Jack) Laborde and 49.95% by various trusts of which the Managers are either both principal and income beneficiaries or are only income beneficiaries with their children as the principal beneficiaries.

12.	The address of The Vanguard Group, Inc., is 100 Vanguard Blvd. Malvern, PA 19355.

13.
Based on information contained in the amended Schedule 13G filed with the SEC on February 13, 2017, all of the shares reported are owned by investment advisory clients of the Vanguard Group, Inc. ("Vanguard Group"). To Vanguard Group’s knowledge, no such client has an interest relating to more than 5% of our outstanding common stock. As investment advisor, the Vanguard Group has (i) sole voting power with respect to 4,645 shares of our common stock and (ii) sole dispositive power with respect to 829,979 all of the shares reported. The Vanguard Group expressly disclaims beneficial ownership of these shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Introduction

This section of the proxy describes and analyzes our executive compensation program for fiscal year 2016 for our named executive officers listed below. Our former Executive Vice President, Chief Financial Officer, Treasurer & Secretary, Jeffrey M. Favret, served in such positions during a portion of 2016 before tendering his resignation from such positions in September 2016. On January 6, 2017, Mr. Favret resigned as the Manager of Strategic Initiatives and Alternatives, thereby terminating his employment with the Company

•	Kirk J. Meche, President and Chief Executive Officer (also served as Interim Chief Financial Officer from September 9, 2016 through December 31, 2016).

•	Jeffrey M. Favret, Former Executive Vice President, Chief Financial Officer, Treasurer, and Secretary (from January 1, 2016 through September 8, 2016).

•	Todd F. Ladd, Executive Vice President and Chief Operating Officer.

In this Compensation Discussion and Analysis, we first provide an Executive Summary of our actions and highlights from 2016. We next explain the principles that guide our Compensation Committee’s (the “Committee's”) executive compensation decisions and recommendations and the process we follow when setting executive compensation. We next discuss each component of executive compensation for 2016, including the actual results yielded for each named executive officer in fiscal 2016. Finally, we summarize our executive compensation governance. You should read this section of the proxy statement in conjunction with the frequency and the advisory votes that we are conducting on the compensation of our named executive officers (see Proposals 2 and 3), as they contain information that is relevant to your voting decision.

2016 Company Performance

As more fully discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the years ended December 31, 2016 and 2015, the Company recorded revenues of $286.3 million and $306.1 million, respectively, representing a decrease of 6.5%. The decrease is due to the significant decreases in capital spending by customers as a result of the prolonged downturn in the oil and gas industry particularly in our fabrication division. Notwithstanding our decrease in revenue, our gross profit (loss) for the years ended December 31, 2016 and 2015 was $24.7 million (8.6% of revenue) and $(15.2) million (5.0% of revenue), respectively. The increase in gross profit was primarily due to:

•
$24.5 million of contract losses related to a decrease in the contract price due to final weight re-measurements and our inability to recover certain costs on disputed change orders related to a large deepwater project delivered in 2015,

•	$9.4 million of contract losses due to projected increases in our unit labor rates during the fourth quarter of 2015,

•
significant cost cutting measures implemented in order to right-size our operations in response to the decreases in work at our fabrication facilities which include wage adjustments, employee benefit reductions and workforce reductions, and

•	amortization of $5.2 million of non-cash deferred revenue related to the purchase price fair value of the contracts acquired in the LEEVAC transaction for the year ended December 31, 2016 .

Oil and gas price volatility has created significant uncertainty in global equity prices and overall market fundamentals within the energy industry. During 2016, our customers in the global oil and gas industry continued to reduce capital spending relative to the already reduced spending levels in 2015. This has also negatively impacted the marine industry that supports offshore exploration and production. This had an adverse effect on our overall backlog levels and created challenges with respect to our ability to operate our fabrication facilities at desired utilization levels.

We continue to respond to decreases in capital spending by our customers by reducing our own discretionary spending. Since the beginning of 2016, wage adjustments along with employee benefit reductions and overall cost reductions in all of our facilities have been implemented along with continued examination of all potential cost reductions associated with our business divisions. We have reduced the level of our workforce based on booked work in all of our facilities and will continue to do so, as necessary. We reduced our capital expenditures and continue to evaluate opportunities to dispose of assets that are either underperforming or not expected to provide sufficient long-term value.

On February 23, 2017, our Board of Directors approved a recommendation of management to consolidate all of our fabrication operations in South Texas with our fabrication operations in Houma, Louisiana, and place our properties located in Aransas Pass and Ingleside, Texas, up for sale. Our Texas South Yard in Ingleside, Texas, is located on the northwest intersection of the U.S. Intracoastal Waterway and the Corpus Christi Ship Channel. The 45-foot deep Corpus Christi Ship Channel provides direct and unrestricted access to the Gulf of Mexico. Our Texas North Yard in Aransas Pass, Texas, is located along the U.S. Intracoastal Waterway and is approximately three miles north of the Corpus Christi Ship Channel. These properties are currently underutilized and represent excess capacity within our Fabrication division. We are working to wind down all fabrication activities at these locations and re-allocate remaining backlog and workforce to our Houma fabrication operations as necessary. We do not expect the sale of these properties to impact our ability to service our deepwater customers or operate our Fabrication division.

From a marketing perspective, we have increased our focus on fabrication projects outside of the oil and gas sector, including certain large petrochemical plant module projects, alternative energy fabrication projects, and other projects that are less susceptible to fluctuations in oil and gas prices. We are currently fabricating complex modules for the construction of a new petrochemical plant and fabricated wind turbine pedestals in 2015 for the first offshore wind power project in the United States. Opportunities for shipyard-related projects remain largely outside of the oil and gas sector. Opportunities for our Services division are expected to remain consistent with current levels.

Beginning in December of 2016, we have seen improvement with recent oil prices in the mid $50's per barrel with announced production cuts by OPEC. We have also been successful in obtaining limited new backlog through recent awards; however, the revenue from recent awards may not be realized until later in 2017, and these awards were received during a period of very competitive pricing with low margins. Oil and gas producers are expected to cautiously increase drilling activity during 2017; however, such increases may not materialize into significant offshore spending as producers may choose to focus on land-based oil and gas production through newly discovered shale finds. Accordingly, we believe that the current environment continues to remain limited with relatively few new bids which presents challenges in the near term. Even if the oil and gas industry experiences a rapid recovery, we believe that there would be a lag of several months before a recovery would optimize the utilization of our fabrication yards.

With no debt and $51.2 million in cash at December 31, 2016, we will continue to conserve our cash due to the uncertainty of both the severity and duration of the current oil and gas market downturn; however, we will continue to explore opportunities for mergers or acquisitions that may exist. We believe that our strong balance sheet, levels of cash, and access to capital provides us with the strength to persevere throughout this difficult business environment.

Pay Philosophy

The Committee is responsible for designing, implementing and administering a compensation program for executive officers that ensures appropriate linkage among pay, Company performance and results for shareholders, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The Committee seeks to increase shareholder value by rewarding performance with cost-effective compensation and ensuring that we attract and retain the best executive talent available. While our executive officer compensation program is simple in design, we believe it serves the Company well by providing a mix of annual cash compensation, including base salary and performance-based annual incentive awards, and long-term performance awards through our long-term incentive program ("LTIP"). Our executive compensation program is designed to align the interests of our management with those of our shareholders. Our primary compensation principle, pay for performance, supports this objective. For example, our annual incentive awards granted to our named executive officers in 2016 includes key performance indicators for operating income, gross profit and safety. Payout of our long term incentive performance awards granted in 2016 are tied to total shareholder return over a three-year period as compared to an industry peer group. Our long-term incentives focus on delivering strong shareholder returns over time, which further align the interests of our management with those of our shareholders.

Approximately 81% of our CEO pay for 2016, and 72% of our other executive officer pay for 2016, is contingent upon our financial and operational performance and growth in long-term shareholder value (based on target grant date value of performance awards). Accordingly, if such performance is not achieved, the base salary for each of our executive officers can represent up to 100% of compensation in any given year when incentives do not pay out or long-term incentive awards either have not yet vested or have no value.

Key Characteristics of our Executive Compensation Program Aligned with Shareholder Interests

We design our executive compensation program to be performance driven, competitive with the market and responsibly governed to mitigate excessive risk-taking.

Strong Alignment with shareholders (What We Do)
☑	Pay for Performance. We place a heavy emphasis on variable pay contingent upon a combination of financial and operational performance and growth in long-term shareholder value.	☑	Extended Performance Period. We extended the performance period for our long-term incentive plan performance-based awards from two to three years during 2016.

☑	Stock Ownership Guidelines. We reinforce the alignment of shareholders and our executives and directors by requiring significant levels of stock ownership be met and subsequently maintained.	☑
Comprehensive Risk Assessment. The Compensation Committee continually monitors compensation policies, programs and practices with their independent compensation consultant and outside counsel to ensure that they do not encourage excessive risk taking.

☑	Independent Oversight. The Compensation Committee is comprised of independent directors and engages the services of an independent compensation consultant and outside legal counsel.	☑
Cap Annual Cash Incentive Awards and LTIP Awards. We cap annual cash incentive awards at a certain percentage of the executive’s base salary as well as LTIP awards as a total number of shares or cash, as applicable.

☑	Performance-Based Long-Term Incentives. We use performance-based long-term incentive awards for which value is contingent upon total shareholder return performance relative to an industry peer group.	☑
Clawback Policy. If an individual engages in grossly negligent conduct or intentional misconduct resulting in (i) a restatement of the Company’s financial statements and/or (ii) an increase in an incentive award payable to such individual, the Company may recover all or a portion of an award made under the Company’s annual incentive program or the performance-based component of the Company’s long-term incentive program.

☑	Shareholder Engagement. We meet with large shareholders to discuss matters of interest.

Sound Governance Principles (What We Do Not Do)
☒	Tax Gross-ups. No excise tax gross-ups.	☒	Guaranteed Bonuses. No guaranteed annual or multi‑year bonuses.

☒	Repricing Stock Options. Prohibition on repricing of stock option awards.	☒	Perquisites. No significant compensation in the form of perquisites for named executive officers.

☒	Pledging or Hedging Company Stock. Prohibitions on the pledging or hedging of Company stock by directors and executive officers.	☒	Dividend Equivalents. No dividend equivalents are paid on any unearned long-term performance equity awards.

☒	Automatic Base Salary Increases. The base salaries of our named executive officers are reviewed annually and were not increased for fiscal years 2015, 2016 and 2017.	☒	Employment Agreements. The Company has no employment agreements with executive officers.

2016 Compensation Program Highlights

•
Annual Incentive Program Payout Based on Performance. Our named executive officers' annual incentive awards for 2016 were based on specific targeted metrics related to our level of operating income, gross profit, safety metrics and individual performance. Based on our results for 2016, our named executive officers received annual cash payouts ranging from 102% to 161% of their target annual cash incentive awards.

•
50% of Target Long-Term Incentive Award for 2016 Granted as Performance Awards. During 2015, the Company incorporated a performance-based element into its long-term incentive awards consisting of 50% time vested restricted stock units and 50% performance share units (based on target grant date value). The 2015 long-term performance-based award had a two-year performance period that was paid in shares of our common stock to Messrs. Meche and Ladd in February 2017 in an amount equal to 66.7% of the target long-term performance award. In 2016, the Company extended the performance period for long-term performance awards from two to three years. Additionally, in light of the low trading price of our common stock during the first half of 2016, the Company approved a long-term performance-based cash award in lieu of a long-term performance-based equity award for our executive officers. The 2016 long-term performance-based cash awards pay out in cash between 0% and 150% of the target value following the end of the three-year performance period from Janaury 1, 2016 through December 31, 2018 based on our total shareholder return relative to a group of peer companies.

•
No Salary Increases for 2016 or 2017. Given the economic environment of the oil and gas and marine industries, the Company elected, as it also elected in 2014 and 2015, not to increase base salaries for our named executive officers in 2016 or 2017.

•
“Double Trigger” Equity Awards. Beginning with the equity awards issued in 2015 under our 2015 Stock Incentive Plan, vesting of awards will only accelerate upon the occurrence of a change of control if, within one year upon such change of control event, a participant’s employment is terminated. Similarly, in connection with a change of control, the long-term performance-based cash awards granted to our executive officers in 2016 will only accelerate and be payable at the target level upon the occurrence of a change of control if, within one year upon such change of control event, a participant’s employment is terminated.

•
All of our named executive officers are at-will employees. The Committee does not believe employment agreements provide any appreciable retentive or motivational value. Except for limited benefits available to certain executives in connection with a termination due to a change of control, we do not provide severance or retirement benefits to our executive officers other than those provided to all of our employees generally.

•
Stock Ownership Guidelines and Anti-Hedging Policy. In 2016, the Company adopted stock ownership guidelines and an anti-hedging policy for its executive officers and directors, both of which are contained in the Corporate Governance Guidelines, a copy of which is available on the corporate governance page under "Investors" at www.gulfisland.com.

CEO Pay-At-A-Glance Decisions for Fiscal Years 2016

In considering compensation for the Company’s Chief Executive Officer, Mr. Meche for fiscal year 2016, the Committee considered the current state of the oil and gas and marine industry markets as well as a wide range of performance indicators, including safety record, financial and individual performance and total shareholder return as compared to a group of our peers for fiscal year 2016.

Strong Historical Support of Say-on-Pay

At our 2016 annual meeting, we held a non-binding shareholder advisory vote on executive compensation (“say-on-pay”). Similar to results in the previous year, our shareholders approved our fiscal 2015 executive compensation, with more than 92% of voting shareholders casting their vote in favor of the say-on-pay resolution, excluding abstentions and broker non-votes which are not considered votes cast. The Committee considered the results of the 2016 say-on-pay vote relating to fiscal 2015 executive compensation as affirmation of shareholder approval of our executive compensation program.

Nevertheless, the Committee continues to monitor our executive compensation program in the context of current and emerging market practice.

Compensation Decision-Making Process

The Committee engaged Aon Hewitt in 2016 as its independent compensation consultant to review compensation practices and policies. Consistent with our Committee’s policy, Aon Hewitt does not provide, and has not provided, any services to the Company’s management. As required by SEC rules, the Committee has assessed the independence of Aon Hewitt and concluded that Aon Hewitt’s work did not raise any conflicts of interest. A representative of Aon Hewitt attends meetings of our Committee when requested by the Committee chairman and communicates with our Committee chairman between meetings; however, our Committee makes all recommendations regarding the compensation of our executive officers to the Board of Directors for its approval. Aon Hewitt provides various executive compensation services to our Committee, including advising our Committee on our annual and long-term incentive programs, selection of an appropriate peer group, evolving industry practices and providing market information and analysis regarding the competitiveness of our program design.

Although we have not formally benchmarked our compensation to the compensation paid by our peers and competitors, the Committee uses peer compensation data prepared by Aon Hewitt to evaluate whether the executive compensation levels paid to the Company’s executive officers, including base salary and annual and long-term incentive targets, are in line with our energy and marine construction industry peers. With respect to the relevant base salaries of our peer or survey groups referenced below, our executive base salaries are below the 25th percentile range of the comparative groups. While the Committee does not formally benchmark our executives’ compensation, its goal is to move our executives’ base salaries toward the median of comparison groups over time in order to help retain and attract key executives.

The following table sets forth each of the data points our Committee uses in analyzing the competitiveness of our executive pay packages. In combination, these data points help to define our “competitive market” for executive compensation.

Survey and Proxy Peer Group Data	Description
Oilfield Services Industry Proxy Peers (our “Proxy Peer Group”)
Represents a select group of twelve (12) comparable companies within the oilfield services industry that have operations similar in industry focus and size (based on annual revenue) to the Company. This group provides a direct comparison to named executive officers at companies with which we compete for talent. The list includes: Atwood Oceanics, Inc., Dril-Quip, Inc., Gulfmark Offshore, Inc., Helix Energy Solutions Group, Inc., Hornbeck Offshore Services, Inc., Matrix Service Company, McDermott International, Inc., Orion Marine Group, Inc., Parker Drilling Company, Pioneer Energy Services Corp., Tesco Corporation, and TETRA Technologies, Inc.

Oilfield Services Industry Survey
Multiple surveys reflecting compensation among oilfield services companies with revenues comparable to the Company. These surveys provide industry-specific reference-points from a broader sample of companies and positions than those included in our Proxy Peer Group.

The Committee considered both sets of data, but generally relied on the peer company proxy data as the primary source for its named executive officers.

For purposes of measuring the Company’s total shareholder return (TSR), which is used by the Committee to calculate the payout for our long-term performance awards, the Compensation Committee uses the Simmons & Companies Offshore Construction Services & Infrastructure Group (the “Simmons Group”). While we do not necessarily compete for executive talent with each of the companies within the Simmons Group, the Simmons Group provides the Committee with an independently selected group of public companies from the offshore construction services industry against which to measure TSR performance.

As of the record date, the following companies were included in the Simmons Group:

Simmons Group
Helix Energy Solutions Group, Inc.	Prosafe SE
McDermott International Inc.	Saipem SpA
MODEC, Inc.	SBM Offshore N.V.
Oceaneering International, Inc.	Subsea 7 SA

Our Chief Executive Officer attends the Committee’s meetings, assists in the Committee’s evaluation of Company and executive officer performance (other than himself), and recommends the specific elements and amounts of compensation to be paid to the other executive officers. Our Chief Executive Officer is not present or otherwise involved when the Committee reviews his performance and develops recommendations regarding his compensation.

The Committee typically meets following the end of each fiscal year to review the performance of the Company and its executives. At this meeting, all compensation recommendations are made, including recommendations regarding adjustments to the annual base salaries of the executive officers, the annual incentive program performance guidelines for the executive officers and other key employees and the long-term incentive program performance guidelines for the executive officers and other key employees. The Committee has not delegated authority to any officer to grant equity awards. The Board of Directors typically makes compensation decisions based on the Committee’s recommendations at a separate meeting of the Board of Directors following the Committee meeting.

Components of Executive Compensation

Our executive officer compensation program for 2016 included salaries, annual cash incentive bonuses, and long-term incentive compensation. The Committee reviewed and quantified all components of our named executive officers’ compensation, including salary, non-equity and equity incentive plan compensation, the current value of outstanding equity awards, and the incremental cost to the Company of all perquisites and other benefits for 2016, and determined that such officers’ total compensation in the aggregate is reasonable and not excessive.

Salaries. The base salaries of each of our named executive officers for 2016 were as follows: Mr. Meche—$500,000, Mr. Favret—$340,000 (for the period he was Chief Financial Officer from January 1, 2016 through September 8, 2016), and Mr. Ladd—$350,000. Our philosophy is that base salaries, which provide fixed compensation, should meet the objective of attracting and retaining the executive officers needed to manage our business successfully. The actual salaries of our named executive officers are based on their individual levels of responsibility and the Committee’s general knowledge of the competitive compensation levels in the energy and marine construction industry. With respect to the relevant base salaries of our peer or survey groups referenced above, our executive base salaries are below the 25th percentile range of the comparative groups. While the Committee does not formally benchmark our executives’ compensation, its goal is to move our executives’ base salaries toward the median of comparison groups over time in order to help retain and attract key executives.
Annual Cash Incentives. The Company maintains an annual incentive cash compensation plan to reward selected executive officers and other employees for their contributions to the performance of the Company by achieving specific financial and safety goals and key individual objectives. For fiscal year 2016, these performance objectives related specifically to safety, financial and individual performance. In early 2016, the Committee recommended and the Board approved the performance measures and targets applicable to the annual cash incentive program for 2016 for our named executive officers, which are described in the table below. The table below summarizes the determination of annual cash incentives paid for 2016 performance to all of our named executive officers:

Performance Measures, Weights, Standards, and Payout Opportunities

Performance Measure	Weighting	Threshold Performance	Target Performance	Maximum Performance	Actual Performance	Payout
Operating Income	30.0%	75% of Budget	100% of Budget	125% of Budget	299% / Maximum	200% of Target
Gross Profit Margin	30.0%	4.5%	6%	8%	8.4% / Maximum	200% of Target
Lost Time Incident Rate	12.5%	0.28	0.20	0.15	0.20 / Target	100% of Target
Total Recordable Time Incident Rate	12.5%	1.5	0.95	0.5	1.10 / Below Target	87% of Target
Individual Performance	15.0%	(1)	(1)	(1)	(1)	(1)
__________________________________
(1) The Compensation Committee awarded Mr. Meche, Mr. Ladd and Mr. Favret $50,000, $50,000 and $0, respectively in recognition of their individual performance during 2016. This represented 67%, 95% and 0% of Mr. Meche's, Mr. Ladd's and Mr. Favret's individual performance target.

The Committee believes that these metrics are appropriate measures on which to base our annual bonus because they are directly tied to management’s success in growing our business and will drive our executives in improving operational efficiencies. Each executive has a target annual incentive (expressed as a percent of base salary), with threshold equal to 50% of target, and maximum equal to 200% of target. If actual results fall between performance standards, awards are determined by using straight-line interpolation. Notwithstanding the Company's performance, the Committee retains the right to reduce or eliminate the payments prior to payout. The Committee monitors the target award levels and variances to assure their competitiveness and that they are consistent with compensation strategy for incentives and for total compensation without encouraging excessive risk-taking. The actual annual incentive awards received by our named executive officers as compared to their incentive target for 2016 were as follows:

Named Executive Officer	Base Salary	Target Annual Incentive (% of base salary)	Target Annual Incentive	Earned Incentive - see table above (% of target)	Earned Incentive
Mr. Meche	$500,000	100.0%	$500,000	153.3%	$766,608
Mr. Favret (1)	340,000	75.0%	255,000	101.5%	258,875
Mr. Ladd	350,000	80.0%	280,000	161.2%	451,301
__________________________________
(1) Mr. Favret resigned as Chief Financial Officer on September 9, 2016. His prorated base salary during his time as Chief Financial Officer was $240,833. He remained an employee through December 31, 2016 and was eligible to receive the prorated portion of the annual cash incentive bonus program for the portion of the year he served as the Company's Chief Financial Officer.

Long-Term Incentive Awards. Prior to 2015, the Committee utilized time-vested restricted shares as the sole equity-based incentive awarded to our executives. In connection with our shareholders’ approval of the 2015 Stock Incentive Plan at our 2015 annual meeting, the Committee added a performance-based component to the long-term incentive program. In the beginning of 2015, the Committee approved an award of time-vested shares of restricted stock (vesting 1/3 per year over a three year period) as well as an equity-based performance award payable in shares of common stock at between 0% and 150% of the target value following the end of the two-year performance period ending December 31, 2016 based on our total shareholder return relative to a group of peer companies. The following chart notes Total Shareholder Return comparisons with our peer group for the performance period.
____________________________
(1) Total Shareholder Return performance was based on the closing price of the last trading day in 2014 which was December 31, 2014 through the closing price on the last trading day of 2016 which was December 31, 2016.

The 2015 long-term performance-based shareholder return awards received by our named executive officers as compared to their target were as follows:

Named Executive Officer	Base Salary	Target Annual Incentive (% of base salary)	Target Annual Incentive	Earned Incentive - see table above (% of target)	Earned Incentive Value	Number of Earned Incentive Shares
Mr. Meche	$500,000	200%	$1,000,000	66.7%	$666,667	49,938
Mr. Favret (1)	340,000	118%	400,000	—%	—	—
Mr. Ladd	350,000	143%	500,000	66.7%	333,333	24,969

__________________________________
(1) Mr. Favret forfeited all of his unvested shares of restricted stock and rights to performance-based awards under our long-term incentive plan in connection with his resignation.

During 2016, the Committee approved long-term incentive program performance guidelines that provide for an award of time-vested restricted stock units (vesting 1/3 each year over a three year period) and long-term performance awards having a three-year performance period and are payable in cash at between 0% and 150% of the target value following the end of the performance period based on our total shareholder return relative to a group of peer companies. The decision to adjust the long-term incentive program performance-based component from an equity award to a cash award for 2016 was primarily due to the historically low trading price of our common stock at the time of the performance guidelines were approved. In March 2017, the Committee determined to recommend to the Board that long-term performance incentive awards for 2017 be awarded in equity in accordance with our 2015 Stock Incentive Plan. Performance awards under our long-term incentive program for 2017 are based on total shareholder return relative to a peer group and are payable at the end of the three-year performance period as follows:

Relative TSR Performance	Payout (% of target award earned) *
Threshold / <30th %	—%
Threshold / 30th %	50%
Target / 60th %	100%
Maximum / 90th % or higher	150%
__________________________________
* Payouts for performance between performance standards shown above determined using straight-line interpolation.

Perquisites. We also provide very limited perquisites and personal benefits to certain of our named executive officers, consisting of automobile related expenses and benefits. However, the aggregate value of these benefits for our named executive officers did not exceed $10,000 for any executive during 2016.

Executive Compensation Program Governance

Post-Employment Compensation

We maintain a retirement plan qualified under Section 401(k) of the Internal Revenue Code that is available to all qualified employees. Our named executive officers participate in this retirement plan under the same terms as eligible employees. In addition, we currently have change of control agreements with all of our named executive officers. We believe that severance protections, when provided in the context of a change of control transaction, can play a valuable role in attracting and retaining key executives. The occurrence, or potential occurrence, of a change of control transaction can create uncertainty regarding the continued employment of our executive officers, in particular those officers whose primary functions relate to management of the parent company. This uncertainty occurs because many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the Company during a critical time when their prospects for continued employment following the transaction are often uncertain, we have elected to provide severance benefits if their employment is terminated by the Company without cause or, in limited circumstances, by the executive for good reason in connection with a change of control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change of control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances. We do not provide excise tax gross-up protections in change of control arrangements.

The benefits provided to our named executive officers in connection with a termination following a change of control are described below under “Potential Payments upon Termination or Change of Control.” We do not believe that our executive officers should be entitled to receive cash severance benefits merely because a change of control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment within 24 months for our Chief Executive Officer or 18 months for our other executive officers following a change of control (i.e., a “double trigger”). Under their respective long-term incentive agreements granted prior to 2015, however, our named executive officers would be entitled to accelerated vesting of their outstanding time based equity awards automatically upon a change of control of the Company, whether or not the officer’s employment is terminated. Beginning with awards granted in 2015, the accelerated vesting of long-term incentive awards in connection with a change of control is only triggered by an actual or constructive termination of employment following a change of control. This treatment of the equity awards in connection with a change of control applies to all award recipients, not just our named executive officers. In addition, performance share units granted to our executive officers in 2015 are converted to time-based units at their targeted amounts immediately upon a change of control.

Stock Ownership Guidelines and Retention Requirements for Officers

Our Board has adopted stock ownership guidelines for directors, executive officers and other key employees that are included in our Corporate Governance Guidelines, which are posted on our website, www.gulfisland.com, under the “Investors” caption. Executive officers are required to hold Company common stock (including 50% of any unvested restricted stock or restricted stock units) in an amount equal to 2.0 times base salary for our Chief Executive Officer and 1.25 times base salary for our other executive officers. Officers are expected to reach this level of holdings on or prior to the later of April 30, 2021 or the five year anniversary of the date they first became subject to the stock ownership guidelines.

To the extent any executive officer or other key employee subject to the stock ownership requirements fails to satisfy this requirement at any time as a result of a decline in the price of the Company’s common stock, such officer is prohibited from selling any shares until such time as he or she regains compliance with the stock ownership requirements.

Stock Vesting and LTIP Performance Periods

In order to provide flexibility for the Committee to determine how most appropriately to compensate management under different circumstances, the LTIP was amended in 2016 to provide for a three year performance period for the performance-based component of this program. Historically, time-vested restricted stock units granted under the LTIP have cliff vested three years from the date of grant ratably in equal portions on the first, second and third anniversaries of the date of grant.

Clawback Policy

Beginning with the annual and long-term incentive program grants in 2015, the Company included a clawback provision in all of its award agreements enabling the Company to recover a portion or all of the annual and/or long-term incentive compensation granted to an executive or other key employee if the officer or other key employee engaged in grossly negligent or intentional misconduct that (i) required the Company to restate its financial statements and/or (ii) resulted in an increase in the amount of incentive compensation that would otherwise be payable to such individual. Additionally, all of our award agreements provide that they are subject to any clawback policies the Company may adopt in the future in order to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Hedging and Pledging Policies

Pursuant to our Corporate Governance Guidelines, directors and executive officers are specifically prohibited from holding any Company stock in a margin account or engaging in any transaction that would have the effect of hedging the economic risk of ownership of their Company stock. Furthermore, directors and executive officers may not pledge Company stock as collateral for a loan or for any other purpose without the prior express written consent of the Chief Executive Officer of the Company. Finally, any pledging of or trading in Company stock by directors and executive officers is subject to the additional restrictions set forth in our Insider Trading Policy.

Section 162(m)

Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain highly compensated executive officers. Qualified Performance compensation is excluded from this deduction limitation if certain requirements are met. The Committee does not expect the base salary, annual cash incentive, the long-term performance-based cash award approved in 2016 or the restricted stock granted to executive officers, as discussed above, to qualify for the exclusion from the deduction limitation under Section 162(m). The new performance share awards were generally designed to qualify as performance compensation under Section 162(m). The Committee intends to continue to establish executive officer compensation programs that will maximize our income tax deduction, assuming the Committee determines that such actions are consistent with its philosophy and in the best interest of the Company and our shareholders.

Committee Report

The Committee of our Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Committee on March 13, 2017.

William E. Chiles	Murray W. Burns	Jerry D. Dumas, Sr.	Michael A. Flick	John P. Laborde

Executive Compensation Tables

The table below summarizes the total compensation paid to or earned by our named executive officers. The amounts represented in the “Stock Awards” column reflect the estimated fair value of the stock awards on the grant date and do not necessarily reflect the income that will ultimately be realized by our named executive officers for these awards.

Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Restricted Stock Awards(2)	Shareholder Return Performance Awards(3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation(5)	Total
Kirk J. Meche - President	2016	$500,000	$550,880	$630,000	$766,608	$12,607	$2,460,095
and Chief Executive	2015	500,000	685,413	1,034,700	250,000	10,215	2,480,328
Officer	2014	500,000	—	—	303,911	10,040	813,951
Jeffrey M. Favret (6) - Executive Vice President,	2016	340,000	220,350	—	258,875	7,882	827,107
Chief Financial Officer,	2015	340,000	466,077	413,880	127,500	10,215	1,357,672
Treasurer and Secretary	2014	340,000	—	—	206,659	10,040	556,699
Todd F. Ladd (7) - Executive	2016	350,000	275,440	315,000	451,301	8,378	1,400,119
Vice President and Chief	2015	350,000	479,796	517,350	140,000	10,215	1,497,361
Operating Officer	2014	350,000	—	—	212,738	10,040	572,778
____________________________

(1)	There were no increases in base salary during 2016.

(2)
Amounts shown reflect the aggregate grant date fair value of time-vested restricted stock units granted during the applicable fiscal year. The grant date fair value of restricted stock units is the closing price of our common stock on the date of the grant.

(3)
Amounts shown for 2016 Shareholder Return Performance Awards reflect the the grant date fair value determined using a Monte-Carlo simulation model. The 2016 Shareholder Return Performance Awards are payable in cash. The 2015 Shareholder Return Performance Awards are payable in shares of common stock. The maximum amounts that may be earned under the 2016 performance share awards were as follows: Mr. Meche $1.5 million, Mr. Favret $600,000, and Mr. Ladd $750,000, respectively. Refer to the “Grants of Plan-Based Awards” table on next page for further details.

(4)	See “Annual Cash Incentives” at page 16 for a description of our annual incentive compensation program.

(5)
For 2016, includes 401(k) plan contributions and premium payments under a long-term disability insurance plan, which premium payments are attributable to benefits in excess of those benefits provided generally for other employees. During 2016, we ceased matching and profit-sharing contributions to all of our employees, however, this benefit was provided in prior years. A summary of all other compensation for 2016 is set forth below:

Name	401(k) Plan Contributions	Disability Insurance Premiums
Mr. Meche	$11,667	$940
Mr. Favret	6,942	940
Mr. Ladd	7,438	940

(6)
Prior to Mr. Favret’s appointment as Executive Vice President, on February 26, 2015, Mr. Favret served as the Company’s Vice President-Finance, Chief Financial Officer, Treasurer and Secretary. Mr. Favret resigned as Executive Vice President, Chief Financial Officer, Treasurer and Secretary on September 9, 2016.

(7)	Prior to Mr. Ladd’s appointment as Executive Vice President on February 26, 2015, Mr. Ladd served as the Company’s Chief Operating Officer.

Grants of Plan-Based Awards

Name	Date of Grant	Threshold	Target	Maximum	Incentive Plan Awards
Kirk J. Meche
Annual Cash Incentive (1)	2/22/2017	$215,000	$500,000	$925,000	$766,608
Restricted Stock (2)	2/25/2016	N/A	N/A	N/A	550,880
Shareholder Return Performance Awards (1,3)	2/25/2016	500,000	1,000,000	1,500,000	630,000
Jeffrey M. Favret
Annual Cash Incentive (1)	2/22/2017	109,650	255,000	471,750	258,875
Restricted Stock (2,4)	2/25/2016	N/A	N/A	N/A	220,350
Shareholder Return Performance Awards (1,3,4)	2/25/2016	200,000	400,000	600,000	—
Todd F. Ladd
Annual Cash Incentive (1)	2/22/2017	120,400	280,000	518,000	451,301
Restricted Stock (2)	2/25/2016	N/A	N/A	N/A	275,440
Shareholder Return Performance Awards (1,3)	2/25/2016	250,000	500,000	750,000	315,000
____________________________

(1)	Amounts are non-equity based incentive plan awards.

(2)	Amounts are equity incentive plan awards.

(3)
Amounts are payable in cash at the end of performance period. Amounts shown reflect the the grant date fair value determined using a Monte-Carlo simulation model. The maximum amounts that may be earned under the 2016 Shareholder Return Performance Awards were as follows: Mr. Meche $1.5 million, Mr. Favret $600,000, and Mr. Ladd $750,000, respectively.

(4)	Mr. Favret forfeited all of his unvested shares of restricted stock and rights to performance-based awards under our long-term incentive plan in connection with his resignation.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2016, our named executive officers had the following outstanding equity awards:

Name	Date of Grant	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
Kirk J. Meche	12/7/2012	1,360	$16,184
	1/1/2013	1,280	15,232
	12/6/2013	4,000	47,600
	2/25/2015	27,845	331,356
	2/25/2016	60,938	725,162
Jeffrey M. Favret (3)		—	—
Todd F. Ladd	7/1/2013	2,000	23,800
	12/6/2013	2,000	23,800
	2/25/2015	19,492	231,955
	2/24/2016	30,469	362,581
______________________________

(1)	The unvested shares of restricted stock held by the named executive officers will vest as set forth below:

Name	Shares of Restricted Stock	Vesting Schedule
Mr. Meche	1,360	100% on December 7, 2017
	1,280	50% on January 1, 2017 and on the next anniversary thereof
	4,000	50% on December 6, 2017 and on the next anniversary thereof
	27,845	50% on February 25, 2017 and on the next anniversary thereof
	60,938	33% on February 25, 2017 and on the next two anniversaries thereof
Mr. Ladd	2,000	50% on July 7, 2017 and on the next anniversary thereof
	2,000	50% on December 6, 2017 and on the next anniversary thereof
	19,492	50% on February 25, 2017 and on the next anniversary thereof
	30,469	33% on February 25, 2017 and on the next two anniversaries thereof

(2)	Amounts are valued based upon the closing stock price on December 31, 2016 of $11.90.

(3)	Mr. Favret forfeited all of his unvested shares of restricted stock upon his resignation on September 9, 2016.

Stock Vested

The following table sets forth certain information regarding the vesting of restricted stock and restricted stock units during the fiscal year ended December 31, 2016 for each of our named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Kirk J. Meche	19,283	$190,014
Jeffrey M. Favret	11,067	100,638
Todd F. Ladd	11,746	107,024
______________________________

(1)	Value Realized is determined by reference to the closing market price of the shares of our common stock on the vesting date.

Potential Payments upon Termination or Change of Control

Under their respective long-term incentive agreements granted prior to 2015, our named executive officers would be entitled to accelerated vesting of their outstanding time based equity awards automatically upon a change of control of the Company, whether or not the officer’s employment is terminated. In addition, performance share units are converted to time-based units at their targeted amounts immediately upon a change of control. Beginning with awards granted in 2015, the accelerated vesting of long-term incentive awards in connection with a change of control is only triggered by an actual or constructive termination of employment following a change of control.

Change of Control Agreement—Mr. Meche. In February 2015, we entered into a change of control agreement with Mr. Meche. This agreement entitles Mr. Meche to receive additional benefits in the event of the termination of his employment under certain circumstances following a change of control. The agreement provides that if, during the 24-month period following a change of control, the Company or its successor terminates Mr. Meche other than by reason of death, disability or cause, or Mr. Meche voluntarily terminates his employment for good reason, the executive will receive:

•	any accrued but unpaid salary and a pro-rata bonus for the year in which he was terminated;

•
a lump-sum cash payment equal to 2.0 times the sum of (a) Mr. Meche’s base salary in effect at the time of termination and (b) the highest annual bonus awarded to Mr. Meche during the three fiscal years immediately preceding the termination date; and

•
continuation of insurance and welfare benefits until the earlier of (a) December 31 of the first calendar year following the calendar year of the termination or (b) the date Mr. Meche accepts new employment.

Change of Control Agreement-Mr. Schorlemer. In March 2017, we entered into a change of control agreement with Mr. Schorlemer. This agreement entitles Mr. Schorlemer to receive additional benefits in the event of the termination of his employment under certain circumstances following a change of control. The agreement provides that if, during the 18-month period following a change of control, the Company or its successor terminates Mr. Schorlemer’s other than by reason of death, disability or cause, or Mr. Schorlemer voluntarily terminates his employment for good reason, the executive will receive:

•	any accrued but unpaid salary and a pro-rata bonus for the year in which he was terminated;

•
a lump-sum cash payment equal to 1.5 times the sum of (a) Mr. Schorlemer’s base salary in effect at the time of termination and (b) the highest annual bonus awarded to Mr. Schorlemer during the three fiscal years immediately preceding the termination date; and

•
continuation of insurance and welfare benefits until the earlier of (a) December 31 of the first calendar year following the calendar year of the termination or (b) the date Mr. Schorlemer accepts new employment.

Change of Control Agreement—Mr. Ladd. In February 2015, we entered into a change of control agreement with Mr. Ladd. This agreement entitles Mr. Ladd to receive additional benefits in the event of the termination of his employment under certain circumstances following a change of control. The agreement provides that if, during the 18-month period following a change of control, the Company or its successor terminates Mr. Ladd other than by reason of death, disability or cause, or Mr. Ladd voluntarily terminates his employment for good reason, the executive will receive:

•	any accrued but unpaid salary and a pro-rata bonus for the year in which he was terminated;

•
a lump-sum cash payment equal to 1.5 times the sum of (a) Mr. Ladd's base salary in effect at the time of termination and (b) the highest annual bonus awarded to Mr. Ladd during the three fiscal years immediately preceding the termination date; and

•
continuation of insurance and welfare benefits until the earlier of (a) December 31 of the first calendar year following the calendar year of the termination or (b) the date Mr. Ladd accepts new employment.

In addition, the above described agreements provide that if the executive terminates his employment during the respective protected period following a change of control by reason of death, disability or retirement, the Company or its successor shall pay to the executive or his legal representative any accrued but unpaid salary and a pro-rata bonus for the year in which he was terminated. The pro-rata bonus shall be calculated based on the average of the annual bonuses received by the executive in the three most recently completed fiscal years prior to the termination date, and multiplying such amount by the fraction obtained by dividing the number of days in the year through the date of termination by 365. Also, each of the above described agreements provides that any payments under such agreement are conditioned upon the executive fulfilling the nondisclosure and proprietary rights obligations set forth in the agreement, which will remain in effect for a period of two years after termination of the executive’s employment and may be offset by any damages owed to the Company for the executive’s breach of his nondisclosure and proprietary rights covenant contained in such agreement.

The above described agreements also provide that if the executive terminates his employment during the respective protected period following a change of control for other than good reason, or if the Company or its successor terminates the executive’s employment during such period for cause, the Company or its successor shall pay to the executive any accrued but unpaid salary without further benefit.

For purposes of the agreements, a “change of control” will generally have occurred upon:

•	the acquisition by any person of beneficial ownership of 30% or more of the outstanding shares of the Company’s common stock;

•
our incumbent board of directors and individuals whose election or nomination to serve on our board was approved by at least two-thirds of our board and not related to a proxy contest ceasing for any reason to constitute at least a majority of our board;

•	the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company; or

•	approval by the Company’s shareholders of a complete liquidation or dissolution of the Company.

The benefits provided under the agreement are in addition to the value of any shares of restricted stock or restricted stock units, the vesting of which is accelerated pursuant to the terms of the restricted stock or restricted stock unit agreement, and any other incentive or similar plan adopted by the Company.

Performance share units are converted to time-based shares at their targeted amounts and vest only by an actual or constructive termination of employment following a change of control.

If any part of the payments or benefits received by the executive in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, the executive will receive the greater of (1) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (2) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code.

The following table quantifies the potential payments to our named executive officers under the contracts, arrangements or plans discussed above, for a change of control or termination of employment of each of our named executive officers, assuming a December 31, 2016 termination date, and where applicable, using the closing price of our common stock of $11.90 (as reported on the Nasdaq as of December 30, 2016). The table does not include amounts that may be payable under our 401(k) plan, or amounts that are not accelerated as a result of the termination or change of control, such as accrued salary or pro-rata bonus payments.

Name	Lump Sum Severance Payment	Shareholder Return Performance Awards	Restricted Stock (Unvested and Accelerated)(1)	Health Benefits	Total
Kirk J. Meche
Termination w/o Cause/For Good Reason after Change of Control (2)	$1,766,608	$1,000,000	$1,135,534	$13,690	$3,915,832
Todd F. Ladd
Termination w/o Cause/For Good Reason after Change of Control (2)	$800,301	$500,000	$642,136	$13,690	$1,956,127
______________________________

(1)
The restricted stock and shareholder return performance awards will vest upon a change of control regardless of subsequent termination. The value of the restricted stock and restricted stock units that would have vested for each of our named executive officer is based on the closing market price on December 30, 2016. The shareholder return performance awards are deemed to be converted to time-based awards and valued at their targeted amounts.

(2)
Pursuant to the terms of the executive’s change of control agreement, the total payments may be subject to reduction if such payments result in the imposition of an excise tax under Section 280G of the Internal Revenue Code.

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC. This vote is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and our compensation philosophy and practices as disclosed under the “Executive Compensation” section of this proxy statement. This disclosure includes the Compensation Discussion and Analysis and the executive compensation tables and accompanying narrative disclosures.

At last year’s annual meeting, we provided our shareholders with the opportunity to cast a non-binding advisory vote regarding the compensation of our named executive officers as disclosed in our proxy statement for the 2016 Annual Meeting of Shareholders. Our shareholders approved the “say-on-pay” proposal, with approximately 92% of the total votes cast voted for the proposal. We are again asking our shareholders to vote on the following resolution:

RESOLVED, that the shareholders of Gulf Island Fabrication, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the Company’s 2017 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission.

We understand that executive compensation is an important matter for our shareholders. Our core executive compensation philosophy and practice continue to be based on pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our shareholders. In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement—our Compensation Discussion and Analysis (including its Executive

Summary), the executive compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.

While this advisory vote, commonly referred to as a “say-on-pay” vote, is not binding, our Board and the Compensation Committee value the opinion of our shareholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers. It is expected that the next say-on-pay vote will occur at our 2018 annual meeting. We invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Our Board of Directors and Its Committees—Communications with our Board.”

Approval of this proposal requires the affirmative vote of at least a majority of the votes cast at the annual meeting. See “Questions and Answers about the Annual Meeting and Voting.”

Our Board unanimously recommends that you vote to approve the compensation of our named executive officers as disclosed in this proxy statement by voting FOR this proposal.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC. By voting with respect to this proposal, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board has determined that an advisory vote on executive compensation that occurs once every year is the most appropriate alternative for the Company. Our shareholders voted on a similar proposal in 2011 with the majority voting to hold the say-on-pay vote every year. We believe that a vote every year reflects the appropriate time frame for the Compensation Committee and our Board to evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of that vote with shareholders to the extent needed and to develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a past advisory vote on executive compensation. We view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our shareholders to communicate with us regarding their views on our executive compensation programs.

This vote is advisory and not binding on us or our Board in any way. Our Board and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. Our Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

Because this advisory vote has three possible substantive responses (every one year, every two years, or every three years), we will consider shareholders to have “approved” the frequency selected by a plurality of the votes cast.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

Our board unanimously recommends that you vote to hold the advisory vote on executive compensation EVERY ONE YEAR.

Audit Committee Report

The Audit Committee of the Company is composed of five directors and operates under a written charter adopted by the Board of Directors, which is posted on the Company’s corporate governance page at www.gulfisland.com under "Investors." The current members of the Audit Committee, Gregory J. Cotter (Chairman), Michael A. Flick, Christopher M. Harding, John P. (Jack) Laborde and Michael J. Keeffe are independent as such term is defined under the NASDAQ listing standards.

We review the Company’s financial reporting process on behalf of the Board of Directors. We are responsible for monitoring this process, but we are not responsible for preparing the Company’s financial statements or auditing those financial statements. Those are the responsibilities of management and the Company’s independent registered public accounting firm, respectively.

During 2016, management assessed the effectiveness of the Company’s system of internal control over financial reporting in connection with the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management, PricewaterhouseCoopers LLP (the Company’s internal auditors) and Ernst & Young LLP (“E&Y”) (the Company’s independent registered public accounting firm) management’s report on internal control over financial reporting and E&Y’s report on their audit of the Company’s internal control over financial reporting, both of which are included in the Company’s annual report on Form 10-K for the year ended December 31, 2016.

Appointment of the Company’s Independent Registered Public Accounting Firm; Financial Statement Review

In May 2016, in accordance with the Audit Committee’s charter, we appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2016. We have reviewed and discussed the Company’s audited financial statements for the 2016 fiscal year with management and E&Y. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and E&Y provided an audit opinion to the same effect.

We have received from E&Y the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence and we have discussed with them their independence from the Company and management. We have also discussed with E&Y the matters required to be discussed by PCAOB Auditing Standard No. 16—Communication with Audit Committees and other applicable auditing standards.

In addition, we discussed with E&Y the overall scope and plans for their audit, and we have met with E&Y and management to discuss the results of E&Y’s examination, E&Y’s understanding and evaluation of the Company’s internal controls as E&Y considered necessary to support its opinion on the financial statements for the 2016 fiscal year, and various factors affecting the overall quality of accounting principles applied in the Company’s financial reporting. E&Y also met with the Audit Committee without management being present to discuss these matters.

In reliance on these reviews and discussions, we recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements referred to above in the Company’s annual report on Form 10-K for the year ended December 31, 2016.

Internal Audit

We also review the Company’s outsourced internal audit function, and discuss with the internal auditors the scope of their audit plan, and have met with the internal auditors to discuss the results of their reviews, their review of management’s documentation, testing and evaluation of the Company’s system of internal control over financial reporting, any difficulties or disputes with management encountered during the course of their reviews and other matters relating to the internal audit process. The internal auditors were also given the opportunity to meet with the Audit Committee without management being present to discuss these matters.

Dated: March 13, 2017

The Audit Committee:

Gregory J. Cotter,	Michael A. Flick	Christopher M. Harding	Michael J. Keeffe	John P. Laborde
Chairman

Independent Registered Public Accounting Firm

Fees and Related Disclosures for Accounting Services

The following table discloses fees billed to us for services provided by our independent registered public accounting firm, Ernst & Young LLP, for each of the last two fiscal years:

	2016	2015
Audit Fees	$812,665	$613,149
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

The Audit Committee has considered and determined that the provision of the above services is compatible with maintaining the independence of our independent registered public accounting firm.

Pre-Approval Policies and Procedures. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and tax services, for the upcoming or current fiscal year, subject to a specified cost level. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee in increments of $10,000. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the Audit Committee.

At each regularly-scheduled Audit Committee meeting, management updates the Audit Committee on the scope and anticipated cost of any service pre-approved by the Audit Committee since the last meeting of the Audit Committee, as well as the projected fees for each service or group of services being provided by our independent registered public accounting firm.

Since the May 6, 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent registered public accounting firm was approved in advance by the Audit Committee, and none of those services required use of the de minimis exception to the pre-approval requirement contained in the SEC’s rules.

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has served as our independent registered public accounting firm providing auditing and financial services since their engagement in 1997. Our Board has ratified the decision of the Audit Committee to appoint Ernst & Young LLP to serve as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2017. Although we are not required to seek shareholder approval of this appointment, we have decided to do so. No determination has been made as to what action the Audit Committee and our Board would take if our shareholders fail to as a matter of good corporate governance ratify the appointment. Even if the appointment is ratified, the Audit Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of the Company. We expect that representatives of Ernst & Young LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Approval of this proposal requires the affirmative vote of at least a majority of the votes cast at the annual meeting. See “Questions and Answers about the Annual Meeting and Voting.”

Our Board unanimously recommends that you vote for the ratification of the appointment of our independent registered public accounting firm.

Shareholder Proposals and Nominations for the 2018 Annual Meeting

Any shareholder who wishes to bring a matter, other than shareholder nominations of directors, before the 2018 annual meeting but does not wish to have it included in our proxy materials, must notify our Secretary, in writing at the address shown on the first page of this proxy statement, no later than February 2, 2018. However, if the date of the 2018 annual meeting is changed by more than 30 calendar days from the date of the anniversary of the 2017 annual meeting, the notice must be received by our Secretary a reasonable time before the date we intend to distribute our proxy materials with respect to the 2018 annual meeting. If a shareholder does not provide such notice timely, proxies solicited on behalf of our Board for the 2018 annual meeting will confer discretionary authority to vote with respect to any such matter, as permitted by the proxy rules of the Securities and Exchange Commission (the “SEC”).

Shareholders intending to nominate a director for consideration at the 2018 Annual Meeting of Shareholders may do so if they comply with our Amended and Restated Articles of Incorporation by furnishing timely written notice containing specified information concerning, among other things, information about the nominee and the shareholder making the nomination. See “Our Board of Directors and Its Committees—Consideration of Shareholder Recommended Director Nominees” for more information. To be timely, any shareholder who wishes to nominate a director for consideration at the 2018 annual meeting must notify our Secretary, in writing at the address shown on the first page of this proxy statement, no later than February 2, 2018, unless we provide less than 55 days’ notice of the 2018 annual meeting, in which case the shareholder must provide notice to our Secretary no later than ten days following the date on which such notice of the 2018 annual meeting was given.

Any shareholder who desires to submit a proposal for inclusion in our proxy materials for the 2018 annual meeting must forward the proposal in writing to our Secretary at the address shown on the first page of this proxy statement in time to arrive no later than November 13, 2017, and the proposal must comply with applicable federal proxy rules. If the date of the 2018 annual meeting is changed by more than 30 calendar days from the date of the anniversary of the 2017 annual meeting, the proposal must be received by our Secretary in reasonable time before we begin to print and distribute our proxy materials with respect to the 2018 annual meeting.

By Order of the Board of Directors

/s/ ALLEN E. FREDERIC, III
Allen E. Frederic, III
Secretary

Houston, Texas
March 13, 2017

ANNUAL MEETING OF SHAREHOLDERS OF

GULF ISLAND FABRICATION, INC.
APRIL 26, 2017

GO GREEN
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The notice of meeting, proxy statement and proxy card are available at www.gulfisland.com/eproxy.

Please complete, sign, date and return your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

042617

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE THREE CLASS II DIRECTOR NOMINEES LISTED BELOW, FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AND FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY IN THE ENVELOPE PROVIDED. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of the three Class II director nominees.

NOMINEES:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

○ Gregory J. Cotter
○ Christopher M.Harding
○ John P."Jack" Laborde

INSTRUCTIONS: To withhold authority to vote for any individual director nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each director nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of our independent registered public accounting firm;	☐	☐	☐
3. To approve, on an advisory basis, the compensation of our named executive officers; and	☐	☐	☐

1 year	2 years	3 years	Abstain
☐	☐	☐	☐

Please complete, sign, date and return this proxy card promptly using the envelope provided.

Signature of Shareholder ____________ Date: ______ Signature of Shareholder ____________ Date: ______

Note: Please sign exactly as your name(s) appear on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

This Proxy is Solicited on Behalf of the Board of Directors of
GULF ISLAND FABRICATION, INC.
The undersigned hereby constitutes and appoints Kirk J. Meche and David S. Schorlemer, or either of them, proxy for the undersigned, with full power of substitution, to represent the undersigned and to vote, as designated on the reverse side, all of the shares of Common Stock of Gulf Island Fabrication, Inc. (the “Company”) held of record by the undersigned on March 10, 2017 that the undersigned is entitled to vote at the 2017 Annual Meeting of Shareholders of the Company to be held on April 26, 2017 (the “Annual Meeting”), and at all adjournments thereof.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made on a matter listed on the back of this proxy card, this proxy will be voted as the Board of Directors recommends. The individuals designated above will vote in their discretion on any unanticipated matter not included in this proxy statement that may properly come before the Annual Meeting, subject to applicable SEC rules.
(Please See Reverse Side)